EXHIBIT 99.1

CONTACT: GARRY O. RIDGE PHONE: 619-275-9324

WD-40 COMPANY REPORTS FIRST QUARTER SALES INCREASE OF 5.6%; NET INCOME RISES 23.4%

SAN DIEGO, Jan. 7,2009 — WD-40 Company (Nasdaq: WDFC) today reported sales for the first quarter ended November 30, 2008, of $83.6 million, an increase of 5.6% from the first quarter last year. Net income for the first quarter was $7.7 million, up 23.4% over the prior year first quarter.

Summary

•

First quarter multi-purpose maintenance products sales, which include the WD-40® and 3-IN-ONE® brands, were $65.9 million, up 14.9% versus the same quarter last year. Home care and cleaning products sales, which include all other brands, were $17.7 million in the first quarter, down 18.8%.

•

Americas first quarter sales were $45.5 million, up 4.5% compared to the first quarter last year. Europe sales in the first quarter were $30.1 million, up 6.1%. Asia-Pacific quarter sales were $7.9 million, up 10.3%.

•	Earnings per share for the first quarter were 46 cents versus 36 cents in the prior year.

“We are pleased we met our expectations for the first quarter and had solid growth across all of our international regions, but it did not come without challenges,” said Garry O. Ridge, WD-40 Company president and chief executive officer. “We continue to be impacted by the changing global economy and costs of raw materials.”

As difficult as they are to anticipate, we believe we are in a solid position to manage these challenges and we feel good about the future outlook of the company.”

Gross margin was 46.3% in the first quarter compared to 47.3% in the same quarter last year.

“We continue to see fluctuations in our cost of raw products, and while the price of oil is down, we are just starting to see that flow into the costs of our finished goods,” Ridge said. “We are also not seeing the benefits of the softening in overall steel prices because our primary cost is in the tinplate we use for aerosol cans, which has risen substantially.”

Despite solid gains in local currencies in many of our international markets, sales grew only modestly due to the impact of foreign exchange rates, which negatively affected net sales by $5.5 million, “Ridge added.

Advertising and sales promotion expenses were down 18.5% for the first quarter compared to the same period last year.

Selling, general and administrative expenses were down 0.5% in the first quarter to $21.1 million.

Updated Fiscal Year 2009 Guidance

WD-40 Company now expects fiscal year 2009 net sales of $305 million to $315 million. The company expects net income of $26.5 million to $29.0 million, which would achieve earnings per share of $1.60 to $1.75 based on an estimated 16.6 million shares outstanding.

“Due to the deteriorating global economy, the volatility in the costs of raw materials and the significant fluctuations in foreign exchange rates, we do not have the same degree of confidence in our ability to accurately predict the future,” Ridge said. “Therefore, we will continue to provide ongoing annual and periodic quarterly guidance and will not be providing a longer-term outlook at this time.”

WD-40 Company expects second quarter fiscal 2009 net sales of $69.0 million to $73.0 million. The company expects net income of $3.8 million to $4.6 million for second quarter of fiscal 2009, achieving earnings per share of $0.23 to $0.28 based on an estimated 16.6 million shares outstanding.

Dividend

As previously announced, the board of directors declared on Tuesday, December 9, 2008, the regular quarterly dividend of $.25 per share, payable January 30, 2009, to stockholders of record on January 8, 2009.

WD-40 Company also announced at its annual shareholder meeting on December 9, 2008, that Kenneth E. Olson, a company director since 2000, retired from the board effective as of the annual meeting. With Mr. Olson’s retirement, the exact number of authorized directors is now fixed at 8.

More detailed information will be available in WD-40 Company’s 10-Q that will be filed later this week.

WD-40 Company, with headquarters in San Diego, is a global consumer product company dedicated to delivering unique, high value and easy-to-use solutions for a wide variety of maintenance needs of “doer” and “on-the-job” users by leveraging and building the brand fortress of the Company. The Company markets two multi-purpose maintenance product brands, WD-40(R), and 3-IN-ONE(R), and eight homecare and cleaning product brands, X-14(R) hard surface cleaners and automatic toilet bowl cleaners, 2000 Flushes (R) automatic toilet bowl cleaners, Carpet Fresh(R ) and No Vac (R) rug and room deodorizers, Spot Shot(R) aerosol and liquid carpet stain removers, 1001(R) carpet and household cleaners and rug and room deodorizers, and Lava (R) and Solvol (R) heavy-duty hand cleaners.

WD-40 Company markets its products in more than 160 countries worldwide and recorded sales of $317.1 million in fiscal year 2008. Additional information about WD-40 Company can be obtained online at http://www.wd40company.com.

Except for the historical information contained herein, this news release contains forward-looking statements concerning WD-40 Company’s outlook for sales, earnings, dividends and other financial results. These statements are based on an assessment of a variety of factors, contingencies and uncertainties considered relevant by WD-40 Company. Forward-looking statements involve risks and uncertainties, which cause actual results to differ materially from the forward-looking statements, including the impact of cost of goods, changes in foreign exchange rates and fluctuating market conditions, both in the United States and internationally. The company’s expectations, beliefs and projections are expressed in good faith and are believed by the company to have a reasonable basis, but there can be no assurance that the company’s expectations, beliefs or projections will be achieved or accomplished.

The risks and uncertainties are detailed from time to time in reports filed by WD-40 Company with the SEC, including Forms 8-K, 10-Q, and 10-K, and readers are urged to carefully review these and other documents.

WD-40 Company

Condensed Consolidated Statements of Operations

(Unaudited and in thousands, except share and per share amounts)

	Three Months Ended November 30,
	2008	2007
Net sales	$83,597	$79,150
Cost of products sold(1)	44,860	41,680

Gross profit	38,737	37,470
Operating expenses:
Selling, general and administrative	21,117	21,224
Advertising and sales promotion	5,413	6,640
Amortization of intangible asset	129	152

Total operating expenses	26,659	28,016
Income from operations	12,078	9,454
Other (expense) income:
Interest expense, net	(440)	(406)
Other income, net	221	312

Income before income taxes	11,859	9,360
Provision for income taxes	4,174	3,130

Net income	$7,685	$6,230

Earnings per common share:
Basic	$0.47	$0.37

Diluted	$0.46	$0.36

Shares used in per share calculations:
Basic	16,495,678	16,889,137

Diluted	16,673,569	17,092,792

Dividends declared per share	$0.25	$0.25

(1)	Includes cost of products acquired from related party of $4,260 and $6,681 for the three months ended November 30, 2008 and 2007, respectively.

WD-40 Company

Condensed Consolidated Balance Sheets

(Unaudited and in thousands, except share and per share amounts)

	November 30, 2008	August 31, 2008
Assets
Cash and cash equivalents	$26,340	$41,983
Trade accounts receivable, less allowance for doubtful accounts of $423 and $486 at November 30, 2008 and August 31, 2008, respectively	46,377	49,271
Product held at contract packagers	3,675	2,453
Inventories	20,332	18,280
Current deferred tax assets, net	4,012	4,045
Other current assets	4,014	3,453

Total current assets	104,750	119,485
Property, plant and equipment, net	11,216	11,309
Goodwill	95,182	95,909
Other intangible assets, net	38,998	39,992
Investment in related party	192	435
Other assets	3,472	3,543

Total Assets	$253,810	$270,673

Liabilities and Shareholders’ Equity
Accounts payable	$18,201	$22,985
Accounts payable to related party	164	547
Accrued liabilities	13,977	13,143
Current portion of long-term debt	10,714	10,714
Accrued payroll and related expenses	4,919	6,084
Income taxes payable	3,650	1,090

Total current liabilities	51,625	54,563
Long-term debt	21,429	32,143
Long-term deferred tax liabilities, net	17,144	16,876
Deferred employee benefits and other long-term liabilities	3,032	3,099

Total liabilities	93,230	106,681

Shareholders’ equity:
Common stock — authorized 36,000,000 shares, $0.001 par value; 18,063,802 and 18,041,715 shares issued at November 30, 2008 and August 31. 2008, respectively; and 16,500,304 and 16,478,217 shares outstanding at November 30, 2008 and August 31, 2008, respectively	18	18
Additional paid-in capital	83,934	82,647
Retained earnings	132,178	128,627
Accumulated other comprehensive income	(5,484)	2,766
Common stock held in treasury, at cost — 1,563,498 shares	(50,066)	(50,066)

Total shareholders’ equity	160,580	163,992

Total liabilities and shareholders’ equity	$253,810	$270,673

WD-40 Company

Condensed Consolidated Statements of Cash Flows

(Unaudited and in thousands)

	Three Months Ended November 30,
	2008	2007
Operating activities:
Net income	$7,685	$6,230
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	909	931
Net gains on sales and disposals of property and equipment	(3)	(4)
Deferred income tax expense (benefit)	519	(535)
Excess tax benefits from exercises of stock options	(14)	(147)
Equity losses (earnings) from related party	243	(41)
Stock-based compensation	625	493
Changes in assets and liabilities:
Trade accounts receivable	(1,569)	508
Product held at contract packagers	(1,222)	(170)
Inventories	(2,903)	(2,317)
Other assets	(976)	(1,799)
Accounts payable and accrued expenses and liabilities	(2,806)	(5,509)
Accounts payable to related party	(383)	1,265
Income taxes payable	2,874	995
Deferred employee benefits and other long-term liabilities	(33)	2,006

Net cash provided by operating activities	2,946	1,906

Investing activities:
Capital expenditures	(1,172)	(1,032)
Proceeds from sales of property and equipment	60	41
Purchases of marketable securities	—	(51,325)
Proceeds from sales of marketable securities	—	51,325

Net cash used in investing activities	(1,112)	(991)

Financing activities:
Repayments of long-term debt	(10,714)	(10,714)
Proceeds from issuance of common stock	640	2,784
Excess tax benefits from exercises of stock options	14	147
Dividends paid	(4,134)	(4,215)

Net cash used in financing activities	(14,194)	(11,998)

Effect of exchange rate changes on cash and cash equivalents	(3,283)	369

Net decrease in cash and cash equivalents	(15,643)	(10,714)
Cash and cash equivalents at beginning of period	41,983	61,078

Cash and cash equivalents at end of period	$26,340	$50,364

WD-40 Company

Condensed Consolidated Statements of Comprehensive Income

(Unaudited and in thousands)

	Three Months Ended November 30,
	2008	2007
Net income	$7,685	$6,230
Other comprehensive (loss) income:
Foreign currency translation adjustment, net of tax	(8,250)	1,088

Total comprehensive (loss) income	$(565)	$7,318